Exhibit 23.3

CAWLEY, GILLESPIE & ASSOCIATES, INC.

PETROLEUM CONSULTANTS

13640 BRIARWICK DRIVE, SUITE 100 AUSTIN, TEXAS 78729-1707 512-249-7000	306 WEST SEVENTH STREET, SUITE 302 FORT WORTH, TEXAS 76102-4987 817- 336-2461 www.cgaus.com	1000 LOUISIANA STREET, SUITE 625 HOUSTON, TEXAS 77002-5008 713-651-9944

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

We hereby consent to the references to our firm in the form and context in which they appear and the incorporation by reference in this Registration Statement on Form S-1 of Athlon Energy Inc. and any amendments thereto of our reports with respect to our audit of their reserves and reserves present value as of December 31, 2011 and 2012 for Athlon Energy Inc. and its predecessor.

We further consent to the reference to this firm under the heading “EXPERTS” in the Registration Statements and related prospectus.

Sincerely,

/s/ Robert Ravnaas
Cawley, Gillespie & Associates, Inc.
Texas Registered Engineering Firm F-693

February 6, 2014

Fort Worth, Texas